UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2023

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road Suite 1100 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

3505 West Sam Houston Parkway North, Suite 300, Houston, Texas 77043

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⌧    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	BATL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On December 14, 2023, Battalion Oil Corporation (the “Company” or “we”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fury Resources, Inc., a Delaware corporation (“Parent”), and San Jacinto Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and a direct, wholly owned subsidiary of Parent. Capitalized terms used but not otherwise defined in this Current Report on Form 8-K have the meanings given to them in the Merger Agreement.

The Merger

The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent. Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”): (a) each of the Company’s issued and outstanding shares of Common Stock, par value $0.0001 per share (“Common Stock”) shall be converted into the right to receive $9.80 in cash, without interest (the “Merger Consideration”), and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist; and (b) (i) each share of Series A Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share (“Series A Preferred Stock”) shall be converted into the right to receive such consideration in respect of the Merger as is set forth in that certain Certificate of Designations of Series A Redeemable Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on March 24, 2023, (ii) each share of Series A-1 Redeemable Convertible Preferred Stock of the Company, par value $0.0001 per share (the “Series A-1 Preferred Stock”) shall be converted into the right to receive such consideration in respect of the Merger as is set forth in the Series A-1 CoD (as defined below), as amended by the Series A-1 CoD Amendment (as defined below), and (iii) each share of preferred stock of the Company issued following the execution and delivery of the Merger Agreement but prior to the Effective Time (the “New Preferred Stock” and, together with the Series A Preferred Stock and the Series A-1 Preferred Stock, collectively, the “Preferred Stock”) shall be converted into the right to receive such consideration in respect of the Merger as is set forth in the applicable certificate of designations (which shall be substantially in the form attached as Exhibit D to the Merger Agreement) pertaining to such series of preferred stock (the consideration described in this clause (b), “Preferred Stock Merger Consideration”). Each share of Common Stock and Preferred Stock held by the Company as treasury stock or held by Parent or Merger Sub shall be canceled and retired without any conversion thereof. Each share of Common Stock and Preferred Stock held by any direct or indirect Subsidiary of Parent (other than Merger Sub) or the Company (other than any shares of Common Stock held on behalf of third parties) immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages.

In addition, pursuant to the Merger Agreement, at the Effective Time:

•

each time-based restricted stock unit award in respect of a share of Common Stock granted under the Company’s 2020 Long Term Incentive Plan or otherwise that is outstanding immediately prior to the Effective Time, shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the Merger Consideration in respect of each share of Common Stock subject to such Time-Based Company RSU Award, less any applicable withholding Taxes (as such term is defined in the Merger Agreement);

•

each performance-based restricted stock unit award in respect of a share of Common Stock granted under the Company’s 2020 Long Term Incentive Plan or otherwise that is outstanding immediately prior to the Effective Time shall be canceled for no consideration immediately prior to the Effective Time and the holder thereof shall have no further rights with respect thereto; and

•

each option to purchase shares of Common Stock granted under the Company’s 2020 Long Term Incentive Plan (each, a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, shall fully vest and be canceled and converted into the right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the excess of the Merger Consideration over the exercise price per share of Common Stock subject to such Company Option, if any, by (B) the total number of shares of Common Stock subject to such Company Option, less any applicable withholding Taxes. Any Company Option with an exercise price per share of

Common Stock that is greater than or equal to the Merger Consideration shall be canceled for no consideration immediately prior to the Effective Time, and the holder of such Company Option shall have no further rights with respect thereto.

Conditions to Closing

The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain closing conditions, including, among other things: (a) the absence of any law or order of any Governmental Authority having jurisdiction over a party to the Merger Agreement prohibiting or making illegal the consummation of the Merger, and (b) the adoption of the Merger Agreement by a majority vote of the issued and outstanding shares of Company Common Stock.

The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver of certain closing conditions, including, among other things: (a) the representations and warranties made by the Company being true and correct, subject to various qualifications; (b) the Company having performed or complied in all material respects with covenants and agreements contained in the Merger Agreement; (c) the receipt by Parent and Merger Sub of a certificate executed by the Company’s Chief Executive or Chief Financial Officer confirming that the conditions precedent to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied; (d) the consummation of Parent Preferred Stock Transactions (as defined below); and (e) the requisite approval under applicable Law of the Series A-1 CoD Amendment, and the filing of the Series A 1 CoD Amendment with the Delaware Secretary of State.

The obligations of the Company to consummate the Merger are also subject to the satisfaction or waiver of certain closing conditions, including, among other things: (a) the representations and warranties made by Parent and Merger Sub being true and correct, subject to various qualifications; (b) Parent and Merger Sub having performed or complied in all material respects with covenants and agreements contained in the Merger Agreement; and (c) the receipt by the Company of a certificate executed by Parent’s Chief Executive or Chief Financial Officer confirming that the conditions precedent to the Company’s obligations to consummate the Merger have been satisfied.

Representations, Warranties and Covenants

The Merger Agreement contains various customary representations, warranties of the Company, Parent and Merger Sub. Many of the representations made by the Company are subject to and qualified by a Material Adverse Effect and/or Knowledge of the Company standard.

The Company, Parent and Merger Sub have also made certain covenants in the Merger Agreement, including (a) covenants by the Company regarding the operation of its business and that of its Subsidiaries prior to the Effective Time; (b) a customary non-solicitation covenant prohibiting the Company from soliciting, providing non-public information in response to, or engaging in discussions or negotiations with respect to, proposals relating to alternative business combination transactions, except as permitted under the Merger Agreement; (c) a financing covenant by Parent and Merger Sub to take or cause to be taken all actions necessary, proper or advisable to arrange, consummate and obtain Parent’s committed debt financing with respect to the transactions contemplated by the Merger Agreement; (d) a customary covenant in which the Company and its Subsidiaries have agreed to provide all cooperation reasonably requested by Parent, Merger Sub and/or the Financing Sources in connection with the arranging, consummation and obtaining of the such debt financing; and (e) covenants by Parent and Merger Sub to consummate the transactions contemplated by the Parent Preferred Stock Purchase Agreement and the Contribution Agreement (each, as defined below) and obtain certain additional debt and/or equity financing such that Merger Sub has sufficient funds as of the Closing Date to consummate the Merger and pay all related fees and expenses. The Company, Parent and Merger Sub have agreed to take or cause to be taken all actions necessary, proper or advisable under any applicable Laws to consummate and make effective in the most expeditious manner possible the Merger and the other transactions contemplated by the Merger Agreement. In addition, Parent is under an obligation to deliver to the Company by February 28, 2024 evidence (the “Evidence of Funding”) reasonably satisfactory to the Company showing that, among other things, an aggregate amount in cash greater than or equal to $200,000,000 minus the Closing Failure Fee Escrow Funds (as defined below) is available for withdrawal for the purpose of financing the transactions contemplated by the Merger Agreement.

Termination

The Merger Agreement may be terminated on or prior to the Closing Date by each of the Company and Parent under certain circumstances, including (a) by either the Company or Parent if the Merger is not consummated by April 13, 2024 (except that a party will not be able to exercise such termination right if it has materially breached any provision of the Merger Agreement which breach was the primary cause of the failure of the Closing to occur before such date); (b) by the Company if Parent fails to deliver Qualifying Additional Financing Documents to the Company on or before the later of (i) February 13, 2024 at 5:00 p.m. Central Time and (ii) the date that the Proxy Statement is mailed to the Company’s stockholders (the “Additional Financing Documents Trigger”); (c) by the Company if Parent fails to deliver the Evidence of Funding on or before 5:00 p.m. Central Time on February 28, 2024 (the “Evidence of Funding Trigger”); and (d) by the Company if Parent fails to consummate the Full Escrow Funding on or before 5:00 p.m. Central Time on January 23, 2024 (the “Full Escrow Funding Trigger”).

Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of up to $8,000,000 (the “Company Termination Fee”) in cash. If the Merger Agreement is terminated because the Company Stockholder Approval is not obtained, under circumstances that do not otherwise result in the Company Termination Fee becoming due and payable, then the Company will be required to pay certain expenses of Parent, in an amount not to exceed $1,375,000.

Upon termination of the Merger Agreement under specified circumstances, including (a) Parent’s material uncured breach, (b) Parent’s failure to cause the Additional Financing to be arranged, (c) the Additional Financing Documents Trigger, (d) the Evidence of Funding Trigger and (e) the Full Escrow Funding Trigger, Parent will be required to pay the Company a termination fee of $10,000,000 (“Closing Failure Fee”) in cash; provided, that if any of the circumstances specified in the Merger Agreement that result in the Closing Failure Fee becoming due and payable occurs at any time after 5:00 p.m. Central Time on January 23, 2024, the “Closing Failure Fee” shall be equal to $20,000,000.

The Merger and the Merger Agreement were unanimously approved by the Company Board based upon the recommendation of the special committee of disinterested directors of the Company Board that was established to evaluate potential strategic transactions, including those contemplated by the Merger Agreement, and the Company Board has recommended that stockholders of the Company vote in favor of the approval and adoption of the Merger and the Merger Agreement.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 hereto and incorporated herein by reference.

The Merger Agreement, and the foregoing description of the Merger Agreement, have been included to provide investors and our stockholders with information regarding the terms of the Merger. The assertions embodied in the representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by information in a confidential disclosure letter provided by the Company to Parent in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts and circumstances about the Company, Parent or Merger Sub at the time they were made or otherwise, and information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about the Company in the Company’s public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Certain Related Agreements

Contribution, Rollover and Sale Agreement

In connection with the transactions contemplated by the Merger Agreement, on December 14, 2023, Parent entered into a Contribution, Rollover and Sale Agreement (the “Contribution Agreement”) with Luminus Energy Partners Master Fund, Ltd (“Luminus”) and OCM HLCN Holdings, L.P. (“Oaktree” and, together with Luminus, the “Rollover Sellers”) pursuant to which the Rollover Sellers have agreed, prior to the Effective Time, to contribute to Parent certain shares of the Company’s Series A Preferred Stock, Series A-1 Preferred Stock, Series A-2 Preferred Stock (as defined below) and New Preferred Stock (if issued prior to the Effective Time) (collectively, the “Rollover Shares”), in exchange for shares of the Series A Preferred Stock, par value $0.0001 per share, of Parent (the “Parent Preferred Stock”).  In the event that the aggregate Rollover Value (as defined below) of a Rollover Seller’s Rollover Shares exceeds such Rollover Seller’s Maximum Rollover Amount (as defined below), then each Rollover Seller has agreed, prior to the Effective Time, to sell to Parent the shares of Series A-2 Preferred Stock and New Preferred Stock (if issued prior to the Effective Time) that have an aggregate Rollover Value (as defined below) equal to such excess, for a cash purchase price equal to the aggregate Rollover Value of such shares of Series A-2 Preferred Stock (i.e., a cash purchase price equal to such excess).  For purposes of the Contribution Agreement:  (a) the “Rollover Value” of each share of the Company’s (i) Series A Preferred Stock is $1,240, (ii) Series A-1 Preferred Stock is $1,086, and (iii) Series A-2 Preferred Stock and New Preferred Stock is the redemption price determined pursuant to Section 8(a) of the Series A-2 CoD (as defined below) for such Series A-2 Preferred Stock, or the Certificate of Designations for such New Preferred Stock, as applicable, in each case as of the closing of the transactions contemplated by the Contribution Agreement; provided, that in the case of the foregoing clauses (i) and (ii), if such closing does not take place on or prior to February 5, 2024, such amount shall increase at an annual rate of 16% until such closing occurs; and (b) the “Maximum Rollover Amount” of (1) Luminus is $42,519,662 and (2) Oaktree is $27,556,191.

The Contribution Agreement contains representations, warranties, and covenants of Parent and each of the Rollover Sellers, as well as other obligations of the parties. The closing of the transactions contemplated by the Contribution Agreement is conditioned on the satisfaction or waiver of certain customary closing conditions, including the accuracy of the representations and warranties in the Contribution Agreement, the compliance by the parties with the covenants in the Contribution Agreement, the satisfaction or waiver of all conditions to the closing of the Merger, and the consummation by Parent of a common equity financing for total aggregate cash proceeds of at least $200,000,000 (the “Common Equity Investments”).

Parent Preferred Stock Purchase Agreement

In connection with the transactions contemplated by the Merger Agreement, on December 14, 2023, Parent entered into a Series A Preferred Stock Purchase Agreement (each, a “Parent Preferred Stock Purchase Agreement”) with Luminus, Oaktree and Lion Point Master, LP (“Lion Point” and, together with Luminus and Oaktree, the “Parent Preferred Stock Purchasers”) pursuant to which each Parent Preferred Stock Purchaser has agreed, prior to the Effective Time, to purchase certain shares of Parent Preferred Stock from Parent at a purchase price of $1,000 per share.  The aggregate purchase price for the shares of Parent Preferred Stock that Luminus and Oaktree have agreed to purchase pursuant to the Parent Preferred Stock Purchase Agreement is calculated based on the Rollover Value of the Rollover Shares contributed by each of them to Parent pursuant to the Contribution Agreement, such that if the Rollover Value of such Rollover Shares equals or exceeds such Parent Preferred Stock Purchaser’s agreed aggregate purchase price (which is equal to each such Parent Preferred Stock Purchaser’s Maximum Rollover Amount), such Parent Preferred Stock Purchaser will not have any obligation to purchase any additional shares of Parent Preferred Stock.  Lion Point has agreed to purchase an aggregate of $9,420,478 in shares of Parent Preferred Stock.

The Parent Preferred Stock Purchase Agreement contains representations, warranties, and covenants of Parent and each of the Parent Preferred Stock Purchasers, as well as other obligations of the parties. The closing of the transactions contemplated by the Parent Preferred Stock Purchase Agreement is conditioned on certain customary closing conditions, including the accuracy of the representations and warranties in the Parent Preferred Stock Purchase Agreement, the compliance by the parties with the covenants in the Parent Preferred Stock Purchase Agreement, the satisfaction of all conditions to the closing of the Merger, the consummation of the transactions contemplated by the Contribution Agreement, and the consummation by Parent of the Common Equity Investments. The transactions contemplated by the Contribution Agreement and the Parent Preferred Stock Purchase Agreement are referred to herein as the “Parent Preferred Stock Transactions”.

The foregoing summaries of the material terms of the Contribution Agreement and the Parent Preferred Stock Purchase Agreement are not complete and are qualified in their entirety by reference to the full text thereof, copies of which are filed herewith as Exhibits B and C to the Merger Agreement and incorporated by reference herein.

Escrow Agreement

Concurrently with the execution and delivery of the Merger Agreement, the Company and Parent entered into the Escrow Agreement (in the form attached as Exhibit D to the Merger Agreement) (the “Escrow Agreement”), pursuant to which, on December 15, 2023, Parent deposited an amount in cash equal to $10,000,000 into a segregated escrow account established pursuant to and in accordance with the Escrow Agreement. Pursuant to the Merger Agreement, prior to January 23, 2024, Parent shall deposit into the escrow account such amounts of cash as are necessary to cause the aggregate funds contained in the escrow account as of 5:00 p.m. Central Time on January 23, 2024, to equal $20,000,000 (the amount in cash contained in such escrow account, the “Closing Failure Fee Escrow Funds”). The escrow account is being established for purposes of securing Parent’s obligations to pay either amount of the Closing Failure Fee (as described more fully above). In the event that the Closing Failure Fee does not become due and payable in accordance with the Merger Agreement, the Closing Failure Fee Escrow Funds shall be used towards making the payments contemplated by the Merger Agreement or returned to Parent, as applicable.

Voting Agreement

Concurrently with the execution and delivery of the Merger Agreement, Parent entered into a voting agreement (the “Voting Agreement”) with each of the Rollover Sellers, who in the aggregate beneficially own shares of Common Stock representing approximately 61.61% of the voting power of the Company’s outstanding capital stock in the aggregate.

Under the Voting Agreement, the Rollover Sellers agreed to, among other things, vote shares of common stock of the Company representing approximately 38% of the voting power of the Company’s outstanding capital stock (the “Covered Shares”) in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, subject to the limitations set forth in the Voting Agreement. Each of the Stockholders’ respective obligations under the Voting Agreement will automatically terminate upon the earliest to occur of (i) the effective time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) any amendment, modification or waiver of any provision of the Merger Agreement that (a) reduces the amount of Merger Consideration payable pursuant thereto or otherwise modifies the form of consideration for the Merger, (b) is adverse to any Rollover Seller relative to the other stockholders of the Company or (c) would reasonably be expected to materially jeopardize the Closing of the Merger, in the case of each of the foregoing clauses (a), (b) and (c), without the express written approval of the Rollover Sellers, or (iv) written notice of termination of the Voting Agreement by Parent to the Rollover Sellers.

The information set forth under “Series A-2 Preferred Stock Issuance and Certificate of Designations” and “Series A-2 Preferred Stock Purchase Agreement” in Item 5.03 is incorporated by reference into this Item 1.01.

Item 3.02	Unregistered Sale of Equity Securities.

The information regarding the Series A-2 Preferred Stock Transaction set forth in Item 1.01 and Item 5.03 of this Current Report on Form 8-K, is incorporated by reference into this Item 3.02.

The private placement of the Series A-2 Preferred Stock pursuant to the Series A-2 Purchase Agreement was undertaken in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof.

Item 3.03	Material Modification to Rights of Security Holders.

The information set forth under Item 5.03 is incorporated by reference into this Item 3.03.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendment to Series A-1 Preferred Stock Certificate of Designations

On December 15, 2023, the Company filed a certificate of amendment to the Certificate of Designations of Series A- 1 Redeemable Convertible Preferred Stock (the “Series A-1 CoD”) with the Delaware Secretary of State (such amendment, the “Series A-1 CoD Amendment”). The Series A-1 CoD Amendment, which has been approved by the requisite holder(s) of Company Series A-1 Preferred Stock, amends, among other things, certain provisions of the Series A-1 CoD, as follows: (a) the period during which holders of Series A-1 Preferred Stock may convert their shares of Series A-1 Preferred Stock into Common Stock shall not commence until the date that is two hundred forty (240) days following the Issuance Date  (as defined in the Series A-1 CoD); (b) the period during which the Company may redeem shares of Series A-1 Preferred Stock at a price per share equal to one hundred and two percent (102%) of the then-current Liquidation Preference (as defined in the Series A-1 CoD) has been changed such that the period shall begin on the date that is one hundred twenty (120) days after the Issuance Date and end on the date that is two hundred thirty-nine (239) days after such Issuance Date; (c) the period during which the Company may redeem shares of Series A-1 Preferred Stock at a price per share equal to one hundred and five percent (105%) of the then-current Liquidation Preference (as defined in the Series A-1 CoD) has been changed such that the period shall begin on the date that is two hundred and forty (240) days after the Issuance Date and end on the first (1st) anniversary of the Issuance Date; (d) (i) with respect to the option of the holders of Series A-1 Preferred Stock to convert their Series A-1 Preferred Stock into a right to receive a cash payment per share of Series A-1 Preferred Stock in connection with a Change of Control (as defined in the Series A-1 CoD), the cash price has been changed from an amount equal to the then-applicable Liquidation Preference to an amount equal to the then-applicable Redemption Price (as defined in the Series A-1 CoD) per share of such Series A-1 Preferred Stock, and (ii) the period during which holders of Series A-1 Preferred Stock may exercise such conversion option in connection with a Change of Control has been changed from any time on or prior to the one hundred fiftieth (150th) day to the two hundred fortieth (240th) day following the Issuance Date; (e) the period during which the Company must offer each holder of Series A-1 Preferred Stock a cash payment per share of Series A-1 Preferred Stock equal to the then-applicable Redemption Price in connection with a Change of Control has been changed from the period following the occurrence of both the one hundred fiftieth (150th) day following the Issuance Date and the end of the Term Loan Restricted Period (as described in the Series A-1 CoD) to the period following the occurrence of both the two hundred fortieth (240th) day following the Issuance Date and the end of the Term Loan Restricted Period, and (f) the period during which the Company shall have the option to offer each holder of Series A-1 Preferred Stock a cash payment per share of Series A-1 Preferred Stock equal to the then-applicable Redemption Price in connection with a Change of Control has been changed from the period beginning on the one hundred fiftieth (150th) day following the Issuance Date and ending at the end of the Term Loan Restricted Period to the period beginning on the two hundred fortieth (240th) day following the Issuance Date and ending at the end of the Term Loan Restricted Period.

The Series A-1 CoD Amendment is filed as Exhibit 3.1 to this Current Report on Form 8-K. The foregoing description of the Series A-1 CoD Amendment does not purport to be complete and is qualified in its entirety by reference to such Exhibit.

Series A-2 Preferred Stock Issuance and Certificate of Designations

On December 15, 2023, the Company entered into a purchase agreement (the “Series A-2 Purchase Agreement”) with each of the purchasers set forth on Schedule A thereto (the “Series A-2 Purchasers”), pursuant to which the Company agreed to sell to the Series A-2 Purchasers, in a private placement, an aggregate of 35,000 shares of Series A-2 Redeemable Convertible Preferred Stock, par value $0.0001 per share (the “Series A-2 Preferred Stock” and the purchase and sale of such shares of Series A-2 Preferred Stock, the “Series A-2 Preferred Stock Transaction”). A description of the material terms of the Series A-2 Preferred Stock Transaction is set forth below and is qualified in its entirety by reference to the documents attached hereto as Exhibit 3.2, Exhibit 10.1 and Exhibit 10.2, which are incorporated herein by reference.

The Series A-2 Purchasers included certain funds managed by Luminus, Oaktree, and LSP Investment Advisors, LLC, our largest three (3) existing shareholders whose appointed representatives make up fifty percent (50%) of our board of directors. The Series A-2 Preferred Stock Transaction was approved by our board of directors upon recommendation by a special committee of disinterested directors that was established to evaluate the proposed terms of the Series A-2 Preferred Stock Transaction. The aggregate purchase price paid by the Series A-2 Purchasers for the shares of Series A-2 Preferred Stock was approximately $34,125,000, with related expenses and fees to be paid out of the proceeds. The Company intends to use the proceeds for general corporate and working capital purposes including scheduled debt principal and interest payments.

Series A-2 Preferred Stock Purchase Agreement

The Series A-2 Purchase Agreement entered into by the Company and the Series A-2 Purchasers contains representations, warranties, and covenants of the Company and each of the Series A-2 Purchasers, as well as indemnification rights and other obligations of the parties. The closing of the transaction, including the issuance of the shares of Series A-2 Preferred Stock, occurred on December 15, 2023 (the “Issuance Date”), and was conditioned on customary closing conditions, including the accuracy of the representations and warranties in the Series A-2 Purchase Agreement, the compliance by the parties with the covenants in the Series A-2 Purchase Agreement, and no material adverse effect occurred with respect to the Company.

Description of Series A-2 Preferred Stock

The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A-2 Preferred Stock issued in the transaction are set forth in the Series A-2 Certificate of Designations of the Company (the “Series A-2 CoD”), which form is attached as Exhibit 3.2 to this Current Report on Form 8-K. The Series A-2 CoD is filed with the Delaware Secretary of State.

The holders of shares of the Series A-2 Preferred Stock generally have no voting rights, except as required by the General Corporation Law of the State of Delaware (the “DGCL”), other applicable law, the Certificate of Incorporation (as amended from time to time in accordance with its terms and the DGCL, the “Certificate of Incorporation”), or as otherwise described in the Series A-2 CoD, and except that the consent of the holders of at least two-thirds of the outstanding Series A-2 Preferred Stock is required to: (a) authorize, create, or increase the authorized amount of, or issue any class or series of class or series that ranks senior to the Series A-2 Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Company (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such capital stock, the “Senior Stock”), or reclassify or amend the provisions of any existing class of securities of the Company into shares of Senior Stock; (b) authorize, create or issue any stock or debt instrument or other obligation that is convertible or exchangeable into shares of its Senior Stock (or that is accompanied by options or warrants to purchase such Senior Stock); (c) amend, alter or repeal any provision of the Certificate of Incorporation or the Series A-2 CoD, in either case, in a manner that materially adversely affects the special rights, preferences, privileges or voting powers of the Series A-2 Preferred Stock; (d) declare or pay any dividends or other distributions in cash or property with respect to the Company’s Common Stock or other class or series of capital stock of the Company, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A-2 Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Company (collectively, together with any warrants, rights, calls or options exercisable for or convertible into such capital stock, the “Junior Stock”); (e) redeem, repurchase or acquire shares of its Common Stock or other Junior Stock (other than with respect to customary repurchase rights or tax withholding arrangements with respect to equity awards or benefit plans); or (f) redeem, repurchase, recapitalize or acquire shares of its stock on a parity with any class or series of capital stock of the Company, the terms of which provide that such class or series ranks on a parity with the Series A-2 Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of the Company (such capital stock, including the Company Series A Preferred Stock and the Company Series A-1 Preferred Stock, together with any warrants, rights, calls or options exercisable for or convertible into such capital stock, the “Parity Stock”) other than (i) pro rata offers to purchase all, or a pro rata portion, of the Series A-2 Preferred Stock and such Parity Stock, (ii) as a result of a reclassification of Parity Stock for or into other Parity Stock or Junior Stock, (iii) the exchange or conversion of Parity Stock for or into other Parity Stock or Junior Stock, or (iv) the purchase of fractional interests in shares of Parity Stock pursuant to the conversion or exchange provisions of such Parity Stock or the security being converted or exchanged.

Holders of Series A-2 Preferred Stock are entitled to receive dividends at the rate per share of Series A-2 Preferred Stock equal to the Series A-2 Dividend Rate (the “Series A-2 Dividend”). The “Series A-2 Dividend Rate” means fourteen and one-half percent (14.50%) per annum on the then-applicable liquidation preference. If a Series A-2 Dividend is not declared and paid in cash on a Dividend Payment Date, then in full discharge of such Series A-2

Dividend for such Dividend Period, the Liquidation Preference of each outstanding share of Series A-2 Preferred Stock, regardless of its date of issue, automatically increases on such Dividend Payment Date by an amount equal to sixteen percent (16.00%) per annum multiplied by the Liquidation Preference in effect immediately after the immediately prior Dividend Payment Date (or the Issuance Date in respect of the first Dividend Period) (such automatic increase, the “Unpaid Dividend Accrual”), which, for the avoidance of doubt, will be pro-rated for the period of time elapsed during such Dividend Period. The period from the Issuance Date to and including December 31, 2023, and each period from but excluding a Dividend Payment Date to and including the following Dividend Payment Date is herein referred to as a “Dividend Period.” “Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2023, and the “Liquidation Preference” equals one thousand dollars ($1,000) per share of Series A-2 Preferred Stock, which amount shall be adjusted as the result of any Unpaid Dividend Accrual (or payment thereof), and as otherwise set forth in the Series A-2 CoD.

Commencing on the date that is one hundred twenty (120) days after the Issuance Date, each Series A-2 Purchaser has the option from time to time to convert all or a portion of such Series A-2 Purchaser’s shares of Series A-2 Preferred Stock into Common Stock at the Conversion Ratio. The “Conversion Ratio” means, for each share of Series A-2 Preferred Stock, the quotient of (i) the Liquidation Preference as of the date of the conversion and (ii) the then applicable Conversion Price. The “Conversion Price” is initially $6.21, which may be adjusted from time to time as set forth in the Series A-2 CoD.

Third Amendment to Registration Rights Agreement

In connection with the Series A-2 Purchase Agreement, the Company also entered into the Third Amendment, dated December 15, 2023, by and between the Company and the parties identified thereto (the “Amendment No. 3”) to the Registration Rights Agreement, dated as of October 8, 2019, as amended (the “Registration Rights Agreement”). Under Amendment No. 3, the Company granted the parties certain registration rights with respect to Common Stock issuable upon conversion of the Series A-2 Preferred Stock.

The foregoing summaries of the material terms of the Series A-2 Purchase Agreement, the Series A-2 CoD, and the Registration Rights Agreement (as amended by Amendment No. 3) are not complete and are qualified in their entirety by reference to the full text thereof, copies of which are filed herewith as Exhibit 3.2, Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated by reference herein.

Item 8.01	Other Events.

On December 15, 2023, the Company issued a press release announcing its entry into the Merger Agreement with Parent and Merger Sub. A copy of this press release is furnished with this Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Important Information for Investors and Stockholders

This communication is being made in respect of the proposed transaction involving the Company and Parent. In connection with the proposed transaction, the Company intends to file the relevant materials with the SEC, including a proxy statement on Schedule 14A and a transaction statement on Schedule 13e-3 (the “Schedule 13e-3”). Promptly after filing its definitive proxy statement with the SEC, the Company will mail the definitive proxy statement, the Schedule 13e-3 and a proxy card to each stockholder of the Company entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement, the Schedule 13e-3 or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. The materials to be filed by the Company will be made available to the Company’s investors and stockholders at no expense to them and copies may be obtained free of charge on the Company’s website at www.battalionoil.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov. Investors and stockholders of the Company are urged to read the proxy statement, the Schedule 13e-3 and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction because they contain important information about the Company and the proposed transaction.

The Company and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed transaction under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of the Company’s executive officers and directors in the solicitation by reading the Company’s Annual Report on Form 10-K, as amended on Form 10-K/A, for the fiscal year ended December 31, 2022, and the proxy statement, the Schedule 13e-3 and other relevant materials that will be filed with the SEC in connection with the proposed transaction when they become available. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the proxy statement relating to the proposed transaction and the Schedule 13e-3 when they become available.

Forward-Looking Statements

All statements and assumptions in this communication that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements about the potential benefits of the proposed transaction; the prospective performance and outlook of the Company’s business, performance and opportunities; the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction; as well as any assumptions underlying any of the foregoing. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) the risk that the proposed transaction may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approvals of the proposed transaction by the Company’s stockholders; (iii) the possibility that any or all of the various conditions to the consummation of the proposed transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (iv) the possibility that competing offers or acquisition proposals for the Company will be made; (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the definitive transaction agreement relating to the proposed transaction, including in circumstances, which would require the Company to pay a termination fee; (vi) the effect of the announcement or pendency of the proposed transaction on the Company’s ability to attract, motivate or retain key executives and employees, its ability to maintain relationships with its customers, suppliers and other business counterparties, or its operating results and business generally; (vii) risks related to the proposed transaction diverting management’s attention from the Company’s ongoing business operations; (viii) the amount of costs, fees and expenses related to the proposed transaction; (ix) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; (x) the risk of shareholder litigation in connection with the proposed transaction, including resulting expense or delay; and (xi) other factors as set forth from time to time in the Company’s filings with the SEC, including its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2022, as may be updated or supplemented by any subsequent Quarterly Reports on Form 10-Q or other filings with the SEC. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. The Company does not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d)Exhibits. The following exhibits are furnished as part of this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 14, 2023, by and among the Company, Parent, and Merger Sub
3.1	Certificate of Amendment to Certificate of Designations of Series A-1 Redeemable Convertible Preferred Stock effective December 15, 2023
3.2	Certificate of Designations of Series A-2 Redeemable Convertible Preferred Stock effective December 15, 2023
10.1	Series A-2 Stock Purchase Agreement, dated as of December 15, 2023, by and among the Company and the purchasers set forth on Schedule A thereto
10.2	Third Amendment to Registration Rights Agreement, dated as of December 15, 2023, by and among the Company and each of the other parties thereto, as investors
99.1	Press Release, dated December 15, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTALION OIL CORPORATION

December 15, 2023	By:	/s/ Matthew B. Steele
	Name:	Matthew B. Steele
	Title:	Chief Executive Officer